Exhibit 10.5

Spark Networks, Inc.

11150 Santa Monica Boulevard, Suite 600

Los Angeles, CA 90025

www.spark.net

August 9, 2016

David Budworth

c/o PEAK6 Investments, L.P.

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Dear David:

I am pleased to offer you the position of Chief Technology Officer at Spark Networks, Inc. (“Spark” or “the Company”). I am confident that you will find Spark to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title	Chief Technology Officer.
Direct Report	You will report to the Chief Executive Officer.
Start Date	August 11, 2016.
Salary

$300,000 annually, paid in accordance with the Company’s normal payroll practices, but no less than monthly.  In the event that you relocate to Los Angeles while employed at the Company (i) the Company shall reimburse you for reasonable out of pocket relocation expenses of up to $25,000 and (ii) if the Company terminates your employment without Cause or you terminate your employment for Good Reason in the first year of your employment, the Company shall pay for your costs of relocating to Chicago, up to $25,000.

Benefits

You shall be entitled to participate, as long as you are an employee of the Company, in any and all of the Company’s present or future employee benefit plans, including without limitation pension plans, thrift and savings plans, insurance plans, and other benefits that are generally applicable to the Company’s executives; provided, however, that the accrual and/or receipt of benefits under and pursuant to any such present or future employee benefit plan shall be determined by the provisions of such plan.  You shall be entitled to an annual cash and/or stock bonus at the discretion of the Board of Directors.   You shall be reimbursed for all reasonable expenses incurred in connection with the conduct of the Company’s business upon presentation of evidence of such expenditures, including but not limited to travel expenses incurred by you in the performance of your duties.

“Cause” shall mean the occurrence during the term of employment of any of the following: (i) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offense involving your moral turpitude under any applicable law, or (ii) gross negligence or willful misconduct by you in the performance of your material duties and such negligence or misconduct has been communicated to you in the form of a written notice from the Board, and that you have not substantially cured within thirty (30) days following receipt of such written notice.

“Good Reason” shall mean the occurrence during the term of employment of any of the following: (i) your base salary is reduced by the Company; (ii) a reduction in your title, or a material reduction in your duties, authorities, and/or responsibilities; or (iii) a requirement by the Company, without your consent, that you relocate to a location greater than thirty-five (35) miles from your place of residence in California.  Notwithstanding the above, the occurrence of any of the events described in the foregoing sentence shall not constitute Good Reason unless you give the Company written notice, within thirty (30) calendar days after you have knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute Good Reason and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice, and you terminate your employment hereunder within ninety (90) days after such event occurs.

Additional Activities Provision

You acknowledge and agree that in your role as Chief Technology Officer, you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, you agree that during the period of your employment by the Company you will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, and for the period of your employment by the Company you will not: (i) induce any associate of the Company to leave the employ of the Company; or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company) for businesses and/or services similar to those offered by the Company; provided that the foregoing shall not apply to any associate who was an employee of PEAK6 Investments, L.P. (“PEAK6”) prior to becoming an employee of the Company. You further agree that, after the date of termination of your employment with the Company, you will not: (i) use or disclose to others the Company’s proprietary information for any purpose at any time; or (ii) engage in any acts of unfair competition, including but not limited to use or disclosure of the Company’s trade secrets for the benefit of or to any competitor.  Notwithstanding the foregoing, it is acknowledged and agreed that you will share information regarding the Company with PEAK6 and that PEAK6 shall receive such information subject to the confidentiality obligations set forth in the Management Services Agreement entered into as of the date hereof by and between PEAK6 and the Company. Further, you hereby acknowledge and agree that substantially all of your work time shall be devoted to Spark, except to the extent otherwise approved by the Board in writing, it being agreed by the Board that you shall be permitted to provide PEAK6 the transition and consultative services set forth on Exhibit A.

The relationship between you and the Company is called “at-will employment.”  This means that employment with the Company is for no specific period of time.  As a result, either you or the Company is free to terminate your employment relationship at any time and for any reason, with or without cause and with or without notice.  Although your job duties, title, compensation, benefits, or the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by both you and the Chairman of the Board.  Your entire offer is also contingent upon successful completion of your background checks.

In addition to the above, it is mandatory that you read, become familiar with and follow the policies and procedures contained in the Company’s employee handbook and the Company’s Code of Business Conduct and Ethics, which you will be provided upon commencement of your employment. Of course, the policies contained in the Company’s employee handbook and the Company’s Code of Business Conduct and Ethics may change because of business necessity, changed circumstances, changes in law, or because it may be in the best interests of the Company. You agree to fully and faithfully follow all such rules, standards, instructions of management and changes in Company policy as they may be implemented from time to time. Finally, your employment is contingent on you executing a Proprietary Information and Inventions Agreement, which contains a representation and agreement by you that by accepting employment with the Company, you will not be violating any agreements which you may have with any of your current or former employers.  Your employment is also contingent upon providing the Company with legal proof of your identity and authorization to work in the United States at the time of hire.

I am enclosing two copies of this letter.  Please sign and return one copy to Spark and keep the other copy for your files.  This letter contains our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior offers, representations or agreements, whether written or oral.  This letter may be modified only in an express writing signed by both you and the Company.

David, we are very excited about you joining the Spark team and look forward to your contributions to the growth and success of the Company.

Sincerely,

/s/ Michael J. McConnell

Chairman of the Board

cc: Human Resources Department

=> I understand and agree to the terms of this offer of employment:

/s/ David Budworth	August 9, 2016
David Budworth	Date

Exhibit A

The Board has approved you providing PEAK6 Investments, L.P. and its subsidiaries with (i) technology, trading strategy assistance and transition services and (ii) advice and transitional services related to your prior role as architect and technologist to PEAK6 Capital Management LLC.